EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of March 28, 2018 (the “Effective Date”) between Adam Orvos (the “Executive”) and The Neiman Marcus Group LLC, a Delaware limited liability company (“NMG”). All capitalized terms used but not defined herein shall have the meanings assigned to them in Appendix A, which is attached hereto and incorporated fully herein by reference.

1.Employment. Beginning on April 23, 2018 (the “Start Date”), NMG agrees to employ the Executive, and the Executive agrees to be employed in the position and with the duties and responsibilities set forth in Section 3, and upon the other terms and conditions set out in this Agreement.

2.At-Will Employment. The Executive acknowledges and agrees that the Executive’s employment is on an “at-will” basis and may be terminated by either party at any time for any reason, or for no reason.

3.Position and Duties.

(a)The Executive shall serve as Executive Vice President and Chief Financial Officer of NMG. In such capacities, the Executive shall report to and be accountable to the Chief Executive Officer of NMG and Parent (the “CEO”). The Executive shall have such duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the CEO; provided such duties, functions, responsibilities and authority are consistent with his titles and reasonable or customary for a person serving in the same or similar capacity of a comparable enterprise.

(b)While employed by NMG, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of NMG to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. Notwithstanding the foregoing, the Executive may (i) subject to the prior written approval of the Parent Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious, professional, and civic organizations, and (iii) manage personal and family investments; provided, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this Section 3(b) do not interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of NMG in accordance with this Agreement.

(c)In connection with the Executive’s employment by NMG, the Executive shall be based in NMG’s offices in Dallas, Texas, except for such travel as the performance of the Executive’s duties in the business of NMG and its Affiliates may require.

(d)All services that the Executive may render to NMG or any of its Affiliates in any capacity while employed by NMG shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

4.Compensation and Related Matters.

(a)Base Salary. While employed by NMG, NMG shall pay to the Executive for his services under this Agreement an annual base salary of $750,000 (such amount, as may be increased by NMG, the “Base Salary”), less required withholding. The Base Salary shall be payable in installments in accordance with the general payroll practices of NMG, no less frequently than monthly.

(b)Annual Incentives. The Executive will be eligible to participate in NMG’s annual incentive bonus program(s) applicable to the Executive’s position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Parent Board. During each fiscal year, the Executive’s target bonus will be 75% of his annual Base Salary with a maximum bonus opportunity of 150% of his annual Base Salary. Notwithstanding the foreging, the Executive’s annual incentive bonus for the fiscal year ended July 28, 2018 shall be prorated by multiplying the bonus earned for such year by a fraction, the numerator of which is the number of days the Executive was employed during the fiscal year and the denominator of which is the total number of days in such fiscal year. For fiscal year 2018, Executive will receive the prorata annual incentive bonus guaranteed at least the target level. Except as otherwise expressly provided for in Section 5 hereof, no annual incentive bonus (including the bonus described in the foregoing sentence) will be paid pursuant to this Section 4(b) unless the Executive has remained continuously employed with NMG through the applicable payment date. Each annual bonus, if any, will be paid in the calendar year in which the applicable fiscal year ends. The actual amount of any annual incentive bonus paid to the Executive will be determined according to the terms of the annual incentive bonus program(s), including any such terms that place the amount of any annual incentive bonus within the discretion of the Parent Board.

(c)Long-term Incentives. The Executive will participate in such long-term incentive programs as the Parent Board may determine. The Executive acknowledges and agrees that the terms of the grant of an award pursuant to the Parent’s Management Equity Incentive Plan (the “Equity Plan”) shall be governed exclusively by the terms of such plan and award agreement, including, without limitation, with respect to the vesting (which may consist of time vesting, performance vesting or a combination thereof). Following the Start Date, subject to the approval of the Parent Board, the Executive will be awarded (i) 10,000 options (the “Options”) to purchase Class A Common Stock and Class B Common Stock of Parent (collectively, a “Parent Common Unit”) with an exercise price equal to or greater than Fair Market Value (as defined in the Equity Plan) at the date of grant and (ii) 1,750 restricted Parent Common Units (the “Restricted Shares”). 50% of the Options shall be subject to time-based vesting and 50% of the Options shall be subject to performance-based vesting. The Restricted Shares shall be subject to time-based vesting. The Options and the Restricted Shares shall be subject to the terms of the Equity Plan and governed by award agreements substantially in the form previously approved by the Parent Board. Further, Executive will receive an additional 750 restricted Parent Common Units which will be subject to the terms of the Equity Plan and governed by an award agreement substantially in the form previously approved by the Parent Board with respect to the CEO. The Executive acknowledges that the Equity Plan and such award agreements, and not this Agreement, will govern the terms of the Options and Restricted Shares.

(d)Mid-Term Incentive Plan. The Executive will participate in the FY2018 Mid-Term Cash Incentive Plan (the “Mid-Term Plan”) on the terms as set forth in the Mid-Term Plan. For purposes of the Mid-Term Plan, the Executive’s (i) FY 2018 target bonus will be $400,000, (ii) FY 2019 target bonus will be $900,000 and (iii) FY 2020 target bonus will be $1,000,000. Further, as to the FY 2018 target bonus only, Executive will be guaranteed payment of said bonus for the fiscal year. Notwithstanding, Executive’s participation in the Mid-Term Plan is in accordance with the plan terms. The FY 2018 target bonus will be paid in 2018.

(e)Employee Benefits. While employed by NMG, the Executive shall be eligible to participate in the employee benefit plans, programs, and arrangements that are generally made available by NMG to its senior executives, subject to the terms of such plans, programs and arrangements; provided that medical and dental benefits shall begin on the first month following the Executive’s 60th day of employment by NMG. For the period of employment prior to the Executive’s participation in a group medical plan offered by NMG, NMG shall pay the Executive the difference between the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) rate payable by the Executive with his prior employer and the rate that similarly situated executives of NMG pay out-of-pocket for medical insurance; provided the Executive submits documentation of such COBRA payments in accordance with Section 4(h). The Executive shall cooperate with, and participate in any medical or physical examinations as may be required by, any insurance company in connection with the applications for any life and/or disability insurance policies, in all cases, provided such examinations and the results therefrom are consistent with governing law.

(f)Relocation. A relocation program will be made available to the Executive to assist the Executive with relocation to the greater Dallas, Texas area. A summary of such program will be provided to the Executive. Notwithstanding the program, the Executive will be provided up to a total of 6 months of the temporary housing benefit under the program. As agreed between the Executive and the Company, a residence of the Executive will be eligible for the Amended Value Sale program (as defined in the relocation policy) and a residence of the Executive may be eligible for the Guaranteed Purchase benefit should it not sell within 90 days, as provided in the relocation policy. If the Executive’s employment with NMG is terminated for Cause or if the Executive resigns his employment for any reason other than Good Reason, in each case, prior to the 24 month anniversary of the Effective Date (the “Reimbursement Period”), the Executive shall reimburse NMG a prorated amount of the cost associated with his relocation. The amount of the reimbursement payable to NMG by the Executive shall be determined by (i) dividing (A) the number of months remaining in the Reimbursement Period by (B) 24, then (ii) multiplying the result by the total cost of the relocation. Any amounts that have been paid by NMG to gross-up the Executive for taxes associated with the relocation costs shall be included in the calculation toward the total costs of the relocation. It will be the Executive’s responsibility to file personal taxes for moving expenses. The Executive acknowledges that he has read and understands the Neiman Marcus Relocation Policy and his obligations thereunder.

(g)The Executive shall receive a one-time signing bonus of $100,000 (the “Signing Bonus”), less required withholdings, to be paid in the first pay period following the Effective Date. If the Executive’s employment is terminated for any reason prior to the first anniversary of the Effective Date, other than by NMG without Cause or by the Executive for Good Reason, the Executive shall repay the Signing Bonus to NMG within 60 days following the date of termination of the Executive’s employment, prorated for the number of months that the Executive was employed by NMG.

(h)Financial Planning and Advice. The Executive shall be entitled to receive reimbursement for up to $5,000 per each calendar year while employed by NMG for fees and expenses incurred by him for personal financial and tax advice and planning, including without limitation fees and expenses covering services relating to personal financial and tax advice and planning arising from the Executive’s compensation and benefits provided pursuant to this Agreement and otherwise by NMG. The Executive shall provide to NMG a request for reimbursement along with a reasonably detailed receipt indicating the nature of the services provided for any such fees and expenses within 30 days of the occurrence of such fees and expenses. Any such reimbursement shall be made as soon as administratively possible, but in any event no later than the maximum time permitted by Treasury Regulation Section 1.409A-3(i)(1)(iv). The amount of expenses incurred that are eligible for reimbursement pursuant to this Section 4(g) with respect to any calendar year shall not affect the amount eligible for reimbursement in any other calendar year.

(i)Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities under this Agreement, consistent with NMG’s policies or practices for reimbursement of expenses incurred by other NMG senior executives.

(j)Vacations. While employed by NMG, the Executive shall be eligible for five weeks of vacation per year, the accrual and carryover of which shall be governed by NMG’s vacation policy as applicable from time to time to other NMG senior executives, and shall be eligible for sick pay and other paid and unpaid time off in accordance with the policies and practices of NMG from time to time. The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for NMG and the Executive.

(k)Withholding Taxes. NMG shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

5.Termination of Employment.

(a)Termination by NMG for Cause, Total Disability or Death; Termination by the Executive without Good Reason. If the Executive’s employment is terminated (x) by NMG for Cause, (y) by reason of his Total Disability, or death, or (z) by the Executive without Good Reason, NMG shall pay to the Executive within 30 days of the date of the Executive’s termination of employment (i) any unpaid portion of the Executive’s Base Salary accrued through the date of the Executive’s termination of employment, and (ii) any reimbursement for business travel and other expenses to which the Executive is entitled pursuant to Section 4(h) (the amounts in clauses (i) and (ii), the “Accrued Amounts”).

(b)While the Executive is employed at-will by NMG, if (i) NMG terminates the Executive’s employment for any reason other than for Cause, his Total Disability, or his death, or the Executive terminates his employment for Good Reason in accordance with Section 5(g), and (ii) the Executive executes in a timely fashion, and does not revoke, the Release, then, subject to Sections 5(c), (d) and (f) below, in addition to the Accrued Amounts, NMG shall provide the Executive with benefits (“Termination Benefits”) consisting of:

(1)
an amount equivalent to one (1) times the then-current annualized Base Salary, less required withholding, which amount shall be paid over a 12-month period (hereinafter, the “Salary Continuance Period”) in regular, bi-weekly installments beginning with the first payroll period on or following the 30th day after the date of the Executive’s termination of employment (with any payments that otherwise would have been paid during such 30-day period being made in a lump sum in the first payment);

(2)
the Executive’s pro-rated annual incentive bonus for the year of the Executive’s termination of employment, less required withholding, pursuant to the terms of the NMG annual incentive plan and payable at the time bonuses are paid generally pursuant to the NMG annual incentive plan;

(3)
any earned and unpaid annual incentive bonus for the year prior to the year of the Executive’s termination of employment, less required withholding, payable in accordance with the terms of the NMG annual incentive plan; and

(4)
if, at the time of the Executive’s termination of employment, the Executive participates in a group medical plan offered by NMG and the Executive is eligible for and elects to receive continued coverage under such plan in accordance with COBRA or any successor law, NMG will pay the Executive, for a period of eighteen (18) months, a monthly amount equal to cost of the monthly COBRA medical insurance premiums for the Executive as of the date of the Executive’s termination of employment, less required withholdings on such amounts.

(c)If, in the reasonable judgment of NMG, the Executive engages in any of the Restricted Activities described in Section 7 of this Agreement, NMG’s obligation to provide the Termination Benefits shall end as of the date NMG so notifies the Executive in writing.

(d)If the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, in each case, for actions or omissions related to his employment with NMG, or if NMG reasonably determines in its sole judgment that the Executive has committed any act or omission that would have entitled NMG to terminate his employment for Cause, whether such act or omission was committed during his employment with NMG or during the Salary Continuance Period, then (i) NMG’s obligation to provide Termination Benefits shall immediately end, and (ii) the Executive shall repay to NMG any amounts paid to him as Termination Benefits within 30 days after a written request to do so by NMG.

(e)The Executive will not be required to mitigate the amount of any payment provided herein by seeking other employment or otherwise, nor will the amount of payment provided for under this Agreement be reduced by any earnings received by the Executive from any third party.

(f)As indicated in subsection 5(b)(ii) above, the payment to the Executive of the Termination Benefits is conditioned on the Executive’s timely execution and non-revocation of the Release within 30 days of the Executive’s termination of employment. If (i) the Executive does not execute the Release within such period; or (ii) the Executive revokes the Release within such period, NMG shall have no obligation to pay the Executive any of the Termination Benefits. The Executive understands and agrees, however, that, in such event, the Executive’s agreements, obligations and restrictions set forth in Sections 6 and 7 hereof shall continue to be in full force and effect.

(g)The Executive may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, the Executive must provide written notice to NMG of his belief that Good Reason exists within 90 days of the initial existence of the circumstance(s) believed to constitute Good Reason, and such notice shall describe the circumstance(s) believed to constitute Good Reason. If such circumstance(s) may reasonably be remedied, as determined by NMG, NMG shall have 30 days to effect that remedy. If not remedied within that 30-day period, the Executive may terminate his employment for Good Reason by delivery of written notice to NMG; provided that a termination for Good Reason must occur no later than 135 days after the initial existence of the circumstance(s) believed to constitute Good Reason; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

6.Confidential Information. The Executive acknowledges and agrees that (i) NMG is engaged in a highly competitive business; (ii) NMG has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) NMG must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the specialty retail business, his participation in or direction of NMG’s day-to-day operations and strategic planning are an integral part of NMG’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to NMG and enhances NMG’s goodwill, and in carrying out his responsibilities he in turn will be relying on NMG’s goodwill and the disclosure by NMG to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any competitor of NMG in a manner that would irreparably harm NMG’s competitive position in the marketplace and dilute its goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with NMG. NMG acknowledges and agrees that the Executive must have and continue to have throughout his employment the benefits and use of its goodwill and Confidential Information to properly carry out his responsibilities. NMG accordingly promises to provide the Executive with access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information. NMG and the Executive thus acknowledge and agree that during the Executive’s employment with NMG he (1) will receive new and additional Confidential Information that is unique, proprietary, and valuable to NMG, (2) will create new and additional Confidential Information that is unique, proprietary, and valuable to NMG, and (3) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill NMG has generated and from the Confidential Information. Accordingly, the Executive acknowledges and agrees that at all times during his employment by NMG and thereafter:

(a)all Confidential Information shall remain and be the sole and exclusive property of NMG;

(b)the Executive will protect and safeguard all Confidential Information;

(c)the Executive will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of NMG to the extent necessary for the proper performance of his responsibilities unless authorized to do so by NMG or compelled to do so by law or valid legal process; provided that nothing in this Agreement shall be construed to prohibit him from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body, or receiving individual monetary awards or other individual relief by virtue of participating in any federal whistleblower programs, and that he does not need the prior authorization of NMG to make any such reports or disclosures and he is not required to notify NMG that he has made such reports or disclosures;

(d)if the Executive believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, subject to the proviso in Section 6(c) above, he will notify NMG in writing sufficiently in advance of any such disclosure to allow NMG the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(e)at the end of his employment with NMG for any reason or at the request of NMG at any time, the Executive will return to NMG all Confidential Information and all copies thereof, in whatever tangible form or medium including electronic; and

(f)absent the promises and representations of the Executive in this Section 6 and Section 7 below, NMG would require him immediately to return any tangible Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

7.Restricted Activities. In consideration of the new and additional Confidential Information which the Executive will obtain in connection with his employment with NMG, the goodwill of NMG that will be created by the Executive’s employment, and to permit NMG to protect such Confidential Information and goodwill, as well as the other promises and undertakings of NMG in this Agreement, the Executive agrees that, while he is employed by NMG and for a period of 12 months following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a)the Executive will not directly or indirectly make or publish any disparaging or derogatory statements or otherwise disparage NMG or its Affiliates, any products, services, or operations of NMG or its Affiliates, or any of the former, current, or future officers, directors, or employees of NMG or its Affiliates;

(b)the Executive will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either (i) solicit or attempt to hire any individual who is at that time employed by or otherwise engaged to perform services for NMG or its Affiliates or (ii) directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for NMG or its Affiliates to leave that employment or cease performing or materially reduce services. Notwithstanding the foregoing, (i) this restriction only applies to those employees and service providers with whom the Executive had contact or from whom the Executive received Confidential Information, (ii) general solicitations not directed at employees of NMG or its Affiliates shall not constitute a violation of this provision;

(c)the Executive will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of NMG or any of its Affiliates to cease being a customer, supplier, or vendor of NMG or any of its Affiliates or to divert all or any part of such person’s or entity’s business from NMG or any of its Affiliates; and

(d)the Executive will not, directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, representative, or consultant, provide services to any Competitor. After the end of the Executive’s employment with NMG and any Affiliate, the restriction just set forth in this Section 7(d) applies only to conduct of the Executive that takes place anywhere in, or is directed at any part of, the Noncompetition Area. The Executive shall not be in violation of this Section 7(d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one (1) percent of all such shares of stock or other securities issued and outstanding. The Executive acknowledges and agrees that engaging in the Restricted Activities described in this subsection would result in the inevitable disclosure or use of Confidential Information, and the damage or diminution of NMG’s goodwill, for the Competitor’s benefit or to the detriment of NMG.

The Executive acknowledges and agrees that the restrictions contained in this Section 7 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Section 6 of this Agreement; that NMG’s promises and undertakings set forth in Section 6 of this Agreement, and the Executive’s position and responsibilities with NMG, give rise to NMG’s interest in restricting the Executive’s post-employment activities; that such restrictions are designed to enforce the Executive’s promises and undertakings set forth in this Section 7 and his common-law obligations and duties owed to NMG; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect NMG’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify NMG in writing should he believe or be advised that the restrictions are not valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable; and that absent the promises and representations made by the Executive in Sections 6 and 7 of this Agreement, NMG would require him to return any Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement or employed the Executive.

8.Invention Assignment. The Executive hereby assigns to NMG all right, title and interest to all Work Product that (i) relates to NMG’s actual or anticipated business, research and development or existing or future products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of NMG (including, without limitation, any intellectual property rights). The Executive shall promptly disclose Work Product to NMG and perform all actions reasonably requested by NMG (whether during or after the Executive’s period of employment) to establish and confirm the ownership and proprietary interest of NMG in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with NMG’s written consent.

9.Resignation of Positions. Upon the Executive’s termination of employment for any reason (unless otherwise agreed in writing by Parent and the Executive), the Executive will be deemed to have resigned without any further action by the Executive, from any and all officer and director positions that the Executive, immediately prior to such termination, (a) held with Parent or any of its subsidiaries and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, Parent or any of its subsidiaries.

10.Indemnification. The Executive will be entitled to indemnification on the same terms as indemnification is made available by NMG to its other senior executives, whether through NMG’s bylaws or otherwise.

11.Entirety of Obligations. Payment of the Termination Benefits (conditioned upon execution and non-revocation of the Release) constitute all of NMG’s obligations to the Executive with respect to the Executive’s termination of employment with NMG. However, nothing in this Agreement is intended to limit any accrued and vested benefits (other than any entitlement to severance or separation pay, if any) that the Executive may have under the applicable provisions of any benefit plan of NMG in which the Executive is participating at the time of his termination of employment or resignation, or any rights under applicable law.

12.Remedies. The Executive acknowledges and agrees that NMG would not have an adequate remedy at law and would be irreparably harmed if any of the provisions of Section 6 and 7 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that NMG shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, if the Executive breaches or threatens to breach any of the provisions of such sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to NMG at law or equity. The Executive acknowledges and agrees that NMG shall be entitled to seek to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which it may be entitled, if he breaches this Agreement. Each party acknowledges and agrees that no breach by the other party of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

13.Tolling. If the Executive violates the restrictive covenants set forth in Section 6 and 7 of this Agreement and NMG brings legal action for injunctive or other relief and obtains such relief, the terms of such restrictions, as applicable, shall be extended by computing the applicable period of time from the date relief is granted for NMG and then reducing such period by the amount of time, after the Executive’s termination of employment with NMG, during which the Executive complied with such restrictions.

14.Reformation. If the provisions of Sections 6 or 7 of this Agreement are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and NMG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

15.Entire Agreement; Severability. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the ending of the Executive’s at-will employment and the subject matter of this Agreement. This Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

16.Governing Law; Arbitration. The validity, performance and enforceability of this Agreement shall be determined and governed by the laws of the State of Texas, without regard to its conflict of laws principles. Except with respect to claims by NMG for equitable relief under Section 12 of this Agreement, all disputes under, or relating to, this Agreement shall be subject to, and resolved exclusively under, The Neiman Marcus Group LLC Mandatory Arbitration Agreement effective as of March 1, 2013, and as amended from time to time (“Mandatory Arbitration Agreement”). The Executive hereby acknowledges and agrees that the Executive is a Covered Employee under the Mandatory Arbitration Agreement, and is subject to the Mandatory Arbitration Agreement in all respects. With respect to claims by NMG for equitable relief under Section 12 of this Agreement, NMG and the Executive agree that the exclusive forum for any such claim shall be in a court of competent jurisdiction in Dallas County, Texas, with respect to a state court, or the Dallas Division of the United States District Court for the Northern District of Texas, with respect to a federal court.

17.Representations. The Executive hereby represents, warrants and agrees that: (i) there are no restrictions or agreements, oral or written, to which the Executive is a party or by which the Executive is bound that prevent or make unlawful the Executive’s employment by NMG or execution and delivery of, or performance under, this Agreement; (ii) to the best actual knowledge and belief of the Executive, none of the information supplied by the Executive to NMG in connection with the Executive’s employment by NMG misstated a material fact or omitted material facts necessary to make the information supplied by the Executive not materially misleading; (iii) the Executive will not, as of the Effective Date, have any business or employment relationship that creates a conflict between the interests of the Executive and NMG or any of its Affiliates; and (iv) the Executive will not disclose to NMG, or use, or induce NMG to use, any proprietary information or trade secrets of others.

18.Cooperation. Following the Executive’s termination of employment, the Executive shall (i) cooperate with NMG, as reasonably requested by NMG, to effect a transition of the Executive’s responsibilities and to ensure that NMG is aware of all matters being handled by the Executive and (ii) cooperate and provide assistance to NMG at its reasonable request in connection with any action, suit or proceeding brought by or against NMG or any of its Affiliates (or in which any of them is or may be a party) or that relates in any way to the Executive’s acts or omissions while employed by NMG. NMG agrees to promptly reimburse the Executive for reasonable expenses incurred by him in connection with assisting NMG in the manner described in the immediately preceding sentence (including reasonable legal fees approved in advance by NMG). Reimbursement shall be made in accordance with the applicable policy of NMG then in effect. NMG shall provide reasonable notice of any need for assistance, and shall use reasonable best efforts to not materially interfere with his employment or business activities.

19.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, NMG and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of NMG. NMG may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform their respective obligations hereunder, and (iii) assign this Agreement in connection with the sale of all or substantially all of NMG’s or any of its subsidiaries’ or parents’ equity interests (directly or indirectly), business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise). The rights of NMG hereunder are enforceable by its Affiliates, who are the intended third party beneficiaries hereof. NMG shall require any entity that acquires all or substantially all the business and/or assets of NMG to assume and agree to perform this Agreement in the same manner and to the same extent that NMG would be required to perform it if no such acquisition had taken place. If NMG fails to obtain such agreement, such failure (after notice and opportunity to cure as set forth in Section 5(g)) shall constitute Good Reason; provided that the Termination Benefits to which the Executive is entitled upon a termination for Good Reason pursuant to Section 5(b) shall be the sole remedy of the Executive for any failure by NMG to obtain such agreement. As used in this Agreement, “NMG” shall include any acquirer of all or substantially all the business and/or assets of NMG that executes and delivers the agreement provided for in this section or that otherwise becomes obligated under this Agreement by operation of law

20.Survival. The Executive’s termination of employment will not impair the rights or obligations of any party hereto that accrue hereunder prior to such termination, except to the extent specifically stated herein. In addition to the foregoing, NMG’s obligation under Sections 5 or 10, and the Executive’s obligations under Sections 4(e), 6, 7, 8, and 18, will survive the Executive’s termination of employment.

21.Defend Trade Secrets Act Notice. The Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

22.Section 409A. It is the intent of the parties that this Agreement be interpreted and administered in compliance with the requirements of Code Section 409A to the extent applicable. In no event whatsoever shall NMG be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A. In furtherance, but not in limitation of the foregoing: (a) in the event that the Executive is a “specified employee” within the meaning of Code Section 409A, payments which constitute a “deferral of compensation” under Code Section 409A and which would otherwise become due during the first six (6) months following the Executive’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after the Executive’s termination of employment, and all subsequent payments shall be paid in accordance with their original payment schedule, provided that the above delay shall not apply to any payments that are excepted from coverage by Code Section 409A, such as those payments covered by the “short-term deferral” exception described in Treasury Regulations section 1.409A-1(b)(4), or the exception for an “involuntary separation from service” described in Treasury Regulations section 1.409A-1(n); and (b) notwithstanding any other provision of this Agreement, a termination of the Executive’s employment hereunder shall mean, and be interpreted consistent with, a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, NMG has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the Effective Date.

EXECUTIVE:                THE NEIMAN MARCUS GROUP LLC

/s/ Adam Orvos	/s/ Joseph Weber
Adam Orvos	By: Joseph Weber
Title: Senior Vice President and Chief Human Resources Officer

APPENDIX A

Definitions

1.
“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

2.
“Cause” means, any of the following, as determined in NMG’s sole discretion, (i) the commission of any acts of fraud, dishonesty (other than inadvertent acts or omissions), disloyalty to NMG or its Affiliates, or moral turpitude; (ii) conduct that is materially detrimental to NMG, monetarily or otherwise, or reflects unfavorably on NMG or the Executive; (iii) acts of the Executive in material violation of his obligations under this Agreement or at law; (iv) the Executive’s failure to comply with or enforce NMG’s policies concerning equal employment opportunity, including, without limitation, engaging in sexually or otherwise harassing conduct; (v) the Executive’s insubordination, failure to perform any duties reasonably assigned to him by NMG or failure to comply with or enforce other personnel policies of NMG or its Affiliates (other than by reason of physical or mental illness or injury); (vi) the Executive’s failure to devote his full working time and best efforts to the performance of his responsibilities to NMG or its Affiliates; (vii) any act of material misconduct or gross negligence by the Executive in the performance of his duties relating to his employment; or (viii) the Executive’s indictment for or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense, or any violation of federal or state securities laws; provided, however, that with respect to items (iii), (v) and (vi), the Executive has been provided prior written notice of the failure and afforded a reasonable opportunity to correct same.

3.	“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

4.
“Competitor” means (i) the retail operations of any Person who, at any time during the Executive’s employment with NMG was a vendor of NMG or any of its Affiliates and who, during any consecutive 12-month period during the five years immediately preceding the Executive’s termination of employment with NMG had annual gross sales to NMG and its Affiliates in the aggregate of $150 million or more at retail; (ii) any Person (Other than NMG or an Affiliate of NMG) that owns or operates a multi-brand luxury apparel and accessories (x) department store, (y) specialty retail store or (z) online store; (iii) Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., Macy’s Inc., Hudson’s Bay Company, Amazon.com, Inc., Lord & Taylor Holdings, LLC; Yoox Net-a-Porter S.p.A., Gilt Groupe, Inc., Matches Fashion, Luisa Via Roma S.p.A., Farfetch, Revolve, Stylebop GmbH, and Moda Operandi, Inc. or if those corporate names are not correct, the businesses commonly referred to as “Saks,” “Nordstrom’s,” “Barney’s,” “Macy’s,” “Bloomingdale’s,” “Hudson’s Bay,”

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“Lord & Taylor,” “Amazon,” “Net-a-Porter,” or “Yoox Net-a-Porter,” “Gilt” “Matches,” “Matches Fashion,” “Luisa via Roma,” “Farfetch,” “Revolve,” “Stylebop” and “Moda Operandi” or any of their respective parent companies, if applicable; and (iv) the Affiliates of, successors to and assigns of the Persons described in (i) and (iii).

5.
“Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, that relates to the business, products, financial condition, services or research or development of Parent, any of its subsidiaries, or any of their respective suppliers, distributors, customers, independent contractors, consultants or other business relations (unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive). Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Parents’ and any of its Affiliates’ suppliers, distributors, customers, independent contractors, consultants or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Work Product. Confidential Information shall not include information that (a) is or becomes generally available to the public other than a result of a disclosure by the Executive, or (b) is required to be disclosed by applicable law.

6.
“Good Reason” shall mean any of the following actions if taken without the Executive’s prior written consent:  (i) a material diminution in the Executive’s base compensation (other than pursuant to action of NMG or its Affiliates reducing the base compensation of all NMG senior executives by substantially equal amounts or substantially equal percentages as the reduction of the Executive’s base compensation); (ii) a material diminution in the Executive’s authority or duties or (iii) a material change in the primary geographic location at which the Executive must perform services.

7.	“Management Equity Incentive Plan” means the Neiman Marcus Group, Inc. Management Equity Incentive Plan, as it may be amended from time to time.

8.
“Noncompetition Area” means the following geographic areas: (i) any foreign country where NMG or its Affiliates engage in business of any kind, including selling, purchasing or ordering goods, at any time during the Executive's employment with

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NMG or its Affiliate, and where the Executive has, during the twenty-four (24) month period immediately predating the termination of employment, engaged in business on behalf of NMG or its Affiliates, either in person or remotely; (ii) the United States of America; and (iii) each metropolitan statistical area, as defined by the US Office of Management and Budget, where, during the twenty-four (24) month period immediately predating the termination of employment, the Executive engaged in business on behalf of NMG or its Affiliates, either in person or remotely.

9.	“Parent” means Neiman Marcus Group, Inc.

10.
“Parent Board” means the Board of Directors of Parent, or any successor governing body of Parent or its successors and, unless otherwise stated, shall include the Compensation Committee of the Board of Directors of Parent.

11.
“Person” means any individual, corporation, partnership, sole proprietorship, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or other entity.

12.
“Release” means the Agreement and Release to be executed by the Executive in favor of NMG, which Agreement and Release shall be in the form prepared by NMG, but which shall contain no post-employment restrictions other than as stated herein.

13.
“Total Disability” means that the Executive has been determined under NMG’s long-term disability plan to be eligible for long-term disability benefits, or, in the absence of the Executive’s participation in such plan, in NMG's reasonable judgment, either (i) the Executive has been unable to perform his duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during twelve consecutive calendar months, or (ii) the Executive has become totally and permanently incapable of performing the usual duties of his employment with NMG on account of a physical or mental impairment.

14.
“Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with NMG (including employment prior to the date of this Agreement).

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